Exhibit 23.2

Tel: 509-747-8095	601 West Riverside Avenue
Fax: 509-747-8415	Suite 900
www.bdo.com	Spokane, WA 99201

Consent of Independent Registered Public Accounting Firm

NioCorp Developments, Ltd.

Denver, Colorado

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 1, 2016, relating to the consolidated financial statements of NioCorp Developments Ltd. appearing in the Company’s Annual Report on Form S-1 for the year ended June 30, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

Spokane, Washington

December 21, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.